Exhibit 99.1

NEWS                                                RE:         ORTHOLOGIC CORP.
BULLETIN
                                                          1275 W. WASHINGTON ST.
FROM: [BERLIN GROUP, INC. LOGO]                                  TEMPE, AZ 85281
                                                                  (602) 286-5520
                                                              www.orthologic.com
                                                           TRADED: NASDAQ: OLGC
--------------------------------------------------------------------------------

THE BERLIN GROUP, INC.

INVESTORS RELATIONS COUNSEL

  FOR FURTHER INFORMATION:
    AT THE COMPANY:                                 AT THE BERLIN GROUP:
    THOMAS R. TROTTER                               LAWRENCE DELANEY JR.
    PRESIDENT/CEO                                   (714) 734-5000
    (602) 286-5500

            ORTHOLOGIC REPORTS SECOND-QUARTER, SIX-MONTH 2003 RESULTS

             ENROLLMENT IN CHRYSALIN HUMAN CLINICAL TRIALS ON TRACK;
     Q2 BONE GROWTH STIMULATION PRODUCT SALES INCREASE 23% VERSUS PRIOR YEAR

TEMPE, ARIZ., THURSDAY, JULY 24, 2003--ORTHOLOGIC CORP. (NASDAQ: OLGC) today reported net income of $558,000, or $0.02 per diluted share, on revenues of $11.4 million for the second quarter ended June 30, 2003 compared with net income of $1.3 million, or $0.04 per diluted share, on revenues of $9.7 million for the second quarter of 2002.

Net income for the second quarter of 2003 included cash payments of $345,000 associated with the legal settlement that is included in the Continuous Passive Motion (CPM) divestiture and related gains line. Net income for the second quarter of 2002 included a positive adjustment to the CPM divestiture and related gains of $226,000 involving higher-than-anticipated collection of CPM accounts receivable.

Revenues for the second quarter of 2003 were comprised entirely of sales of OrthoLogic's bone growth stimulation products. Revenues for the second quarter of 2002 included $9.2 million of bone growth stimulation product sales and $467,000 of Hyalgan royalties. Hyalgan-related royalties ended December 31, 2002.

For the six months ended June 30, 2003, the company reported net income of $700,000, or $0.02 per diluted share, on revenues of $21.7 million, compared with net income of $ 2.7 million, or $0.08 cents per diluted share, on revenues of $19.3 million for the first six months of 2002.

Net income for the first six months of 2003 included the previously noted positive adjustment to the CPM divestiture and related gains of $345,000. Net income for the first six months of 2002 included a positive adjustment to the CPM divestiture and related gains of $826,000.

Revenues for the first six months of 2003 were comprised entirely of sales of OrthoLogic's bone growth stimulation products. Revenues for the first six months of 2002 included $17.9 million of bone growth stimulation product sales and $1.4 million of Hyalgan royalties.

"OrthoLogic's financial and operational results for the second quarter of 2003 were excellent," said Thomas R. Trotter, president and CEO. "Revenues from our bone growth stimulation products increased 23% compared with the same period last year, and the company continued to achieve both profitability and positive cash flow from operations. In addition, we continued to invest significant resources in our Chrysalin(R) Product Development Platform.

"For the first six months of 2003, total revenues for our bone growth stimulation products increased 21% compared with the same period in 2002. We believe that this growth rate is significantly higher than the overall market growth rate and that we are continuing to gain market share."

UPDATE ON THE CHRYSALIN(R) PRODUCT DEVELOPMENT PLATFORM

"During the second quarter, we continued to make significant progress with our Chrysalin product development program. Orthobiologic products continue to command a great deal of attention in the orthopedic community, and we believe that our therapeutic peptide, Chrysalin, potentially offers one of the broadest platforms available anywhere in the world," Trotter added.

"Approximately one-half of the projected 25-30 clinical sites are now initiated in a Phase 3 human clinical trial of Chrysalin for fracture repair. We are on track to have all clinical sites initiated by the fall of this year and anticipate completing the enrollment for this trial in the summer of 2004," said Dr. James T. Ryaby, senior vice president and chief technology officer.

"In addition, enrollment continues in a combined Phase 1/2 human clinical trial of Chrysalin for spinal fusion. We anticipate that all clinical sites for this trial will be initiated by the end of 2003.

"Finally, we expect to meet with the U.S. Food and Drug Administration (FDA) this year to discuss a potential human clinical trial of Chrysalin for cartilage defect repair and, data permitting, intend to proceed with filing of an Investigational New Drug (IND) application for this indication after our FDA meeting," said Ryaby.

LOOKING AHEAD

Summarizing the results for the first half of 2003 and the outlook for the rest of this year, Trotter concluded, "We are pleased with OrthoLogic's outstanding performance in the first half of 2003. With the continued progress of our Chrysalin product development program, we believe that our movement into orthobiologics is well underway."

ABOUT ORTHOLOGIC CORP.

OrthoLogic is a specialty orthopedic medical company poised to enter the orthobiologics market, one of the most promising areas in the biotech sector.

The company's current products include the OL1000, approved by the FDA in 1994, which utilizes patented Combined Magnetic Field technology to deliver a highly specific, low-energy signal for the non-invasive treatment of an established nonunion fracture acquired secondary to trauma, excluding vertebrae and all flat bones; and SpinaLogic(R), a state-of-the-art device used as an adjunct to primary lumbar spinal fusion surgery for one or two levels, approved by the FDA in late 1999. The company also manufactures and markets an external wrist fixation product, the OrthoFrame/Mayo Wrist Fixator, used in conjunction with certain surgical fracture repair procedures.

For more information, please visit the company's Web site: www.orthologic.com.

CONFERENCE CALL INFORMATION

A conference call hosted by OrthoLogic management is scheduled for today at 11 a.m. Pacific and Arizona time (2 p.m. EDT). To participate, please use the following numbers: 877/715-5321 (domestic) or 973/ 935-8506 (international). No reservation number is required.

A replay of this call will be available beginning July 24, 2003 at 5 p.m. EDT until July 31, 2003 at 12 p.m. To access the replay, dial 877/ 519-4471 (domestic) or 973/ 341-3080 (international) and enter the following access code:
4046950.

A live Webcast and Internet replay of the call will also be provided and can be accessed from the Investor Relations section of OrthoLogic's Web site at www.orthologic.com. Additionally, all StreetEvents subscribers can access the Webcast from www.streetevents.com.

STATEMENTS IN THIS PRESS RELEASE OR OTHERWISE ATTRIBUTABLE TO ORTHOLOGIC REGARDING OUR BUSINESS THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WORDS SUCH AS "CONTINUE," "OPTIMISTIC," "BELIEVE," "EXPECT," "ANTICIPATE," "REMAIN HOPEFUL," "POISED TO ENTER," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. SOME EXAMPLES OF FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE INCLUDE THE EXPECTED SCHEDULE AND PROGRESS OF THE CHRYSALIN HUMAN CLINICAL TRIALS; OUR ABILITY TO OBTAIN THE NECESSARY REGULATORY APPROVAL FOR CHRYSALIN TRIALS AND USES; THE SIZE OF THE MARKET FOR CHRYSALIN; AND THE MARKET ACCEPTANCE OF CHRYSALIN-BASED PRODUCTS. THESE FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF PERFORMANCE AND ARE INHERENTLY SUBJECT TO RISKS AND UNCERTAINTIES, SOME OF WHICH CANNOT BE PREDICTED OR ANTICIPATED.

MANY FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS, INCLUDING LOWER-THAN-EXPECTED ACCEPTANCE OF OUR PRODUCTS BY NEW PHYSICIANS AND NEW PATIENTS; OUR RELIANCE ON THE EFFICACY OF OUR OUTSIDE MARKETING AND DISTRIBUTION PARTNERS TO CONTINUE TO PROMOTE NEW SALES OF OUR PRODUCTS; DELAYS IN COMMENCING OR COMPLETING THE CLINICAL TRIALS DUE TO LACK OF AVAILABLE PATIENTS OR FUNDING; UNEXPECTED AND UNFAVORABLE RESULTS FROM THE CLINICAL TRIALS; INABILITY TO OBTAIN ULTIMATE APPROVAL FOR MARKETING OF CHRYSALIN REGARDLESS OF THE RESULTS OF THE CLINICAL TRIALS DUE TO CHANGES IN THE REGULATORY SCHEMES; AND ADVANCES IN OUR COMPETITORS' PRODUCTS. FOR ADDITIONAL RISKS ASSOCIATED WITH THE COMPANY, PLEASE SEE THE "RISK FACTORS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND ITS REGULAR PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                            [FINANCIAL TABLES FOLLOW]
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                                ORTHOLOGIC CORP.

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         Three months ended June 30,      Six months ended June 30,
                                        ----------------------------    ----------------------------
                                            2003            2002            2003            2002
                                        ------------    ------------    ------------    ------------
Net revenues                            $     11,366    $      9,705    $     21,740    $     19,313

Cost of revenues                               1,682           1,443           3,161           2,755
                                        ------------    ------------    ------------    ------------

Gross profit                                   9,684           8,262          18,579          16,558
                                        ------------    ------------    ------------    ------------

Operating expenses
  Selling, general and administrative          7,272           6,652          14,683          13,356
  Research and development                     2,318             749           3,778           1,669
  CPM Divestiture and related gains             (345)           (226)           (345)           (826)
                                        ------------    ------------    ------------    ------------

Total operating expenses                       9,245           7,175          18,116          14,199
                                        ------------    ------------    ------------    ------------

Operating income                                 439           1,087             463           2,359

Total other income                               131             181             263             368
                                        ------------    ------------    ------------    ------------

Income before income taxes                       570           1,268             726           2,727

Provision for income taxes                        12              12              26              25
                                        ------------    ------------    ------------    ------------

Net income                              $        558    $      1,256    $        700    $      2,702
                                        ============    ============    ============    ============

BASIC EARNINGS PER SHARE

Net income per common share             $       0.02    $       0.04    $       0.02    $       0.08
                                        ============    ============    ============    ============
Weighted average number of common
  shares outstanding                          32,889          32,609          32,849          32,556
                                        ============    ============    ============    ============

DILUTED EARNINGS PER SHARE

Net income per common
  and equivalent shares                 $       0.02    $       0.04    $       0.02    $       0.08
                                        ============    ============    ============    ============
Weighted number of diluted
  shares outstanding                          33,131          33,415          33,079          33,364
                                        ============    ============    ============    ============

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                                                                               5

                                 ORTHOLOGIC CORP
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                               June 30,       December 31,
                                                                 2003            2002
                                                             ------------    ------------
ASSETS                                                       (Unaudited)
Cash and cash equivalents                                    $     12,927    $     11,286
Short-term investments                                             17,969          18,660
Accounts receivable                                                 8,960           9,641
Inventory                                                           2,445           2,568
Prepaids and other current assets                                     454             598
Deferred income tax                                                 1,667           1,667
                                                             ------------    ------------
  Total current assets                                             44,422          44,420

Furniture and equipment                                             7,632           8,572
Accumulated depreciation                                           (6,303)         (7,074)
                                                             ------------    ------------
 Furniture and equipment, net                                       1,329           1,498

Long-term investments                                               6,642           5,659
Deferred income taxes - non-current                                   964             964
Chrysalin investment                                                  750             750
Deposits and other assets                                             110             129
                                                             ------------    ------------
  Total assets                                               $     54,217    $     53,420
                                                             ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable                                             $        703    $        477
Accrued liabilities                                                 3,932           4,148
Accrued liabilities on CPM divestiture and related charges             38             210
                                                             ------------    ------------
  Total current liabilities                                         4,673           4,835

Deferred rent                                                         316             352
                                                             ------------    ------------
  Total liabilities                                                 4,989           5,187
                                                             ------------    ------------

STOCKHOLDERS' EQUITY

Common stock                                                           16              16
Additional paid-in capital                                        139,318         136,945
Common stock to be used for legal settlement                           --           2,078
Accumulated deficit                                               (89,969)        (90,669)
Treasury Stock                                                       (137)           (137)
                                                             ------------    ------------
  Total stockholders' equity                                       49,228          48,233
                                                             ------------    ------------

     Total Liabilities and Stockholders' Equity              $     54,217    $     53,420
                                                             ============    ============

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